NEWS RELEASE
March 13, 2006

For Immediate Release

CENTRUE FINANCIAL CORPORATION

303 Fountains Parkway Fairview Heights, IL 62208	(618) 624-1323 Fax (618) 624-7389

For more information contact:
Thomas A. Daiber
Chief Executive Officer

UCENTRUE FINANCIAL OUTLINES ITS GROWTH STRATEGY
AND ANNOUNCES RECENT DEVELOPMENTS

Fairview Heights, Illinois.....(March 13, 2006) Centrue Financial Corporation (NASDAQ:TRUE), outlined its growth strategy, which is designed to assist the Company in achieving its objective of becoming the premier financial institution serving communities between Chicago and St. Louis. The Company has made plans to open several new branches and announced that it has moved its headquarters from Kankakee to Fairview Heights, Illinois, which is located in the center of the fast growing St. Louis Metro East area. The Company also announced the nomination of Randy Ganim, founder and President of a major St. Louis area accounting firm, to serve on its board of directors.

“In 2003, we announced plans to open one or two new banking locations annually to solidify our market position in existing communities and to expand into contiguous central Illinois markets,” commented Thomas A. Daiber, Chief Executive Officer. “In addition to completing the Aviston merger, we opened a very successful new facility in Bradley during 2003. The Bradley location has already become our highest volume location. Bradley helped to increase our strong branch network in Kankakee County, where we are the market leader in total deposits. In 2004, we continued our expansion by opening a new branch in Dwight and acquiring the Parish Bank in Momence.”

“Our progress continued in 2005 with the acquisition of Illinois Community Bank in Effingham, the opening of a new loan production office in the rapidly growing Plainfield market and the opening of a full service branch in our new 25,000 square foot bank building in the growing Fairview Heights community. Our increased presence in Fairview Heights, along with our motivated staff, has helped our deposit growth in this market exceed our expectations.”

Mr. Daiber stated, “Our ability to attract qualified individuals to the Centrue team has been a critical step to help us fulfill our geographic extension. We plan to continue to recruit experienced bankers and open several additional branches within the next few years. Our immediate focus is to open branches in the O’Fallon, Belleville and Edwardsville communities of the St. Louis Metro East market and continue the momentum we are experiencing from our Fairview Heights location. We are excited about our presence in the burgeoning southwestern suburban Chicago area near our Plainfield loan production office. We plan to expand our presence in the Champaign market as well as continue to evaluate opportunities for new banking locations in and near all of our existing markets. During 2006, we will complete the renovation of our Kankakee branch as well as consolidate our two existing branches in Momence into one new, more efficient location. All of these efforts will continue to increase our ability to provide superior and convenient service to customers while focusing resources in high growth markets.”

“The relocation of our Company headquarters to Fairview Heights is part of the natural evolution brought to the Company by our new management team. Many of our senior officers are from the St. Louis Metro East area and have very strong ties to businesses and communities in this area. We are not relocating employees from any of our other twenty locations and remain committed to continue meeting the banking needs of all of our communities as we have for the past 120 years.”

“We are very pleased to have nominated Randy Ganim to our board of directors in conjunction with our upcoming annual meeting. Randy is the founder and President of one of the largest public accounting practices in the St. Louis Metropolitan area. He has previously served on the board of directors of a large St. Louis area publicly held bank prior to its sale to a larger out of state banking company. Randy’s experience and reputation will make him a great addition to the Centrue Financial board. He will take the seat vacated by Wesley Walker. Wes has been a director of the Company for 14 years and has reached the maximum age allowed by our bylaws to serve on our board of directors and will not stand for re-election at our annual meeting.”

Centrue Financial Corporation is the holding company of Centrue Bank, which operates twenty locations in nine counties ranging from south suburban Chicago to the metropolitan St. Louis area. Centrue Bank had total assets of more than $641 million and 204 employees on a full time equivalent basis as of December 31, 2005.

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SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (I) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats and attacks, and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets: (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.